Exhibit 99.1

For Immediate Release
Company Contact:
Stephanie R. Irish
Acting Chief Financial Officer
Vanda Pharmaceuticals Inc.
(240) 599-4500
stephanie.irish@vandapharma.com
Vanda Pharmaceuticals Reports First Quarter 2009 Results
ROCKVILLE, MD. — April 29, 2009 — Vanda Pharmaceuticals Inc. (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders, today announced financial and operational results for the first quarter ended March 31, 2009.
Vanda reported a net loss of $6.5 million for the first quarter of 2009, compared to $7.5 million for the fourth quarter of 2008. Total expenses for the first quarter of 2009 were $6.6 million, compared to $7.7 million for the fourth quarter of 2008. Research and development (R&D) expenses for the first quarter of 2009 were $2.3 million, compared to $3.6 million for the fourth quarter of 2008. The decrease in R&D expenses in the first quarter of 2009 relative to the fourth quarter of 2008 is primarily due to the decrease in regulatory consulting and other professional fees.
As of March 31, 2009, Vanda’s cash, cash equivalents, and marketable securities totaled approximately $42.6 million. As of March 31, 2009, a total of approximately 26.7 million shares of Vanda common stock were outstanding. Net loss per common share for the first quarter of 2009 was $0.24, compared to $0.28 for the fourth quarter of 2008.
OPERATIONAL HIGHLIGHTS
On November 6, 2008, Vanda submitted a Complete Response to the not approvable action letter that the Company received from the U.S. Food and Drug Administration (FDA) on July 25, 2008 regarding iloperidone. The FDA accepted the Complete Response for review and has set a new target action date of May 6, 2009. Pending a response from the FDA, Vanda is concentrating its efforts on the design and evaluation of clinical development options for tasimelteon, its compound for sleep and mood disorders, including Circadian Rhythm Sleep Disorders.

FINANCIAL DETAILS
•	Operating Expenses. First quarter 2009 R&D expenses of $2.3 million, consisted primarily of $0.5 million of salaries and benefits and $0.2 million of non-cash stock based compensation costs for R&D personnel, as well as $0.8 million of regulatory consultant fees, and $0.2 million of pre-clinical work. This compares to $3.6 million for the fourth quarter of 2008 and $11.1 million for the first quarter of 2008. The decrease in R&D expenses in the first quarter of 2009 relative to the fourth quarter of 2008 is primarily due to the decrease in regulatory consulting and other professional fees related to iloperidone. The decrease in R&D expenses in the first quarter of 2009 relative to the first quarter of 2008 is primarily due to the completion in the second quarter of 2008 of the Phase III clinical trial for tasimelteon in chronic primary insomnia.

General and administrative (G&A) expenses of $4.2 million for the first quarter of 2009 consisted primarily of $0.5 million of salaries and benefits and $2.1 million of non-cash stock based compensation costs for G&A personnel, as well as $0.7 million of legal fees, and $0.2 million of insurance costs. This compares to $4.1 million for the fourth quarter of 2008 and $9.0 million for the first quarter of 2008. The increase in G&A expenses in the first quarter of 2009 relative to the fourth quarter of 2008 is primarily due to an increase in legal and professional fees offset by a decrease in stock-based compensation costs. The decrease in G&A expenses in the first quarter of 2009 relative to the first quarter of 2008 is primarily due to lower stock-based compensation and commercial expenses.

Employee stock-based compensation expense recorded in the first quarter of 2009 totaled $2.3 million. Of these non-cash charges, $0.2 million was recorded as R&D expense and $2.1 million was recorded as G&A expense. For the fourth quarter of 2008 and the first quarter of 2008, total stock-based compensation expense was $0.7 million and $5.1 million, respectively. The increase in stock-based compensation expense in the first quarter of 2009 relative to the fourth quarter of 2008 is the result of the fourth quarter expense encompassing the net effect of stock-based compensation for the period for existing employees, reduced by the reversal of stock-based compensation charges resulting from the cancellation of unvested options in connection with the workforce reduction which occurred in the fourth quarter of 2008. The decrease in stock-based compensation expense in the first quarter of 2009 relative to the first quarter of 2008 is primarily due to no options being granted in the first quarter of 2009.

•	Cash and marketable securities decreased by $3.8 million during the first quarter of 2009. Changes included $6.5 million of net losses offset by increases in accrued expenses and accounts payable of $0.1 million, decreases in prepaid expenses of $0.2 million and $2.4 million in non-cash depreciation, amortization, and stock-based compensation expense.

•	Vanda’s cash, cash equivalents and marketable securities as of March 31, 2009 totaled approximately $42.6 million, compared to approximately $46.5 million as of December 31, 2008.

•	Net loss for the first quarter of 2009 was $6.5 million, compared to a net loss of $7.5 million for the fourth quarter of 2008 and a net loss of $19.2 million for the first quarter of 2008.

•	Net loss per common share for the first quarter of 2009 was $0.24, compared to $0.28 for the fourth quarter of 2008 and $0.72 for the first quarter of 2008.
FINANCIAL GUIDANCE
Vanda will update its financial guidance following the decision by the FDA regarding the New Drug Application for iloperidone.

ABOUT VANDA PHARMACEUTICALS INC.:
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vanda is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: delays in the completion of Vanda’s clinical trials; a failure of Vanda’s product candidates to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products or to comply with ongoing regulatory requirements; a lack of acceptance of Vanda’s product candidates in the marketplace, or a failure to become or remain profitable; Vanda’s inability to obtain the capital necessary to fund its research and development activities; Vanda’s failure to identify or obtain rights to new product candidates; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products under its license and sublicense agreements and other factors that are described in the “Risk Factors” section (Part I, Item 1A) of Vanda’s annual report on Form 10-K/A for the fiscal year ended December 31, 2008 (File No. 001-34186). In addition to the risks described above and in Part I, Item 1A of Vanda’s annual report on Form 10-K/A, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	March 31,	March 31,
	2009	2008
Revenue	$—	$—

Operating expenses:
Research and development	2,333,344	11,102,665
General and administrative	4,224,031	8,959,214

Total operating expenses	6,557,375	20,061,879

Loss from operations	(6,557,375)	(20,061,879)

Interest income	53,387	865,750

Total other income, net	53,387	865,750

Net loss	$(6,503,988)	$(19,196,129)

Basic and diluted net loss per share attributable to common stockholders	$(0.24)	$(0.72)

Shares used in calculation of basic and diluted net loss per share attributable to common stockholders	26,653,478	26,648,344

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$33,833,465	$39,079,304
Marketable securities	8,810,919	7,378,798
Prepaid expenses, deposits and other current assets	1,118,672	1,287,400

Total current assets	43,763,056	47,745,502

Property and equipment, net	1,635,316	1,758,111
Restricted cash	430,230	430,230

Total assets	$45,828,602	$49,933,843

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,415,384	$512,382
Accrued expenses	2,065,219	2,898,417

Total current liabilities	3,480,603	3,410,799

Long-term liabilities:
Deferred rent	503,791	502,770

Total liabilities	3,984,394	3,913,569

Stockholders’ equity:
Common stock	26,653	26,653
Additional paid-in capital	273,296,804	270,988,157
Accumulated other comprehensive loss	(754)	(20,029)
Deficit accumulated during the development stage	(231,478,495)	(224,974,507)

Total stockholders’ equity	41,844,208	46,020,274

Total liabilities and stockholders’ equity	$45,828,602	$49,933,843

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,	March 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(6,503,988)	$(19,196,129)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	122,795	122,629
Stock-based compensation	2,308,647	5,105,714
Loss on disposal of assets	—	610
Amortization of net discounts on short-term investments	38,263	(162,519)
Changes in assets and liabilities:
Prepaid expenses and other current assets	168,728	606,421
Accounts payable	903,002	(1,355,101)
Accrued expenses	(833,198)	(1,299,209)
Other liabilities	1,021	68,365

Net cash used in operating activities	(3,794,730)	(16,109,219)

Cash flows from investing activities:
Purchases of property and equipment	—	(186,442)
Purchases of marketable securities	(5,077,656)	(1,485,150)
Proceeds from sales of marketable securities	126,547	2,790,026
Maturities of marketable securities	3,500,000	29,060,000

Net cash provided by (used in) investing activities	—	30,178,434

Cash flows from financing activities:

Net cash provided by financing activities	—	—

Effect of foreign currency translation	—	16,745

Net change in cash and cash equivalents	(5,245,839)	14,085,960

Cash and cash equivalents, beginning of period	39,079,304	41,929,533

Cash and cash equivalents, end of period	$33,833,465	$56,015,493

SOURCE Vanda Pharmaceuticals Inc.
04/29/2009
CONTACT: Stephanie R. Irish, Acting Chief Financial Officer of Vanda Pharmaceuticals Inc.,
+1-240-599-4500
Web site: http://www.vandapharma.com
(VNDA)
CO: Vanda Pharmaceuticals Inc.